EXHIBIT 10.4

DEP NEVADA INC.

2625 N. Green Valley Parkway

Suite 150

Henderson, NV 89014

January 3, 2025

VIA EMAIL

Fox Farms LLC

Attn: Ivan Alexander Fox

ivanfox2019@gmail.com

Re:	Nevada Medical Group, LLC – Additional Items

Dear Ivan:

This letter agreement (“Letter”) entered into as of the date set forth above (the “Letter Date”) is made and entered into in connection with that certain membership interest purchase agreement, as amended, and all exhibits and schedules thereto (the “MIPA”), between DEP Nevada Inc., a Nevada corporation (“DEP”), Fox Farms LLC, a Nevada limited liability company (“Fox”), and Nevada Medical Group, LLC, a Nevada limited liability company (the “Company”). Specifically, this Letter confirms and sets forth the mechanics for Fox’s economic takeover of the Company while the regulatory approval for the transaction contemplated in the MIPA is pending, along with other items. Any capitalized terms used but not defined in this Letter, shall have the meaning given to them in the MIPA.

1. Term. The term of this Letter has already started, and the Parties agree and acknowledge that the start date was August 1, 2024 (the “Economic Takeover Date”) and shall terminate on the earlier of: (i) the termination of the MIPA, or (ii) the Closing Date of the MIPA, unless otherwise terminated as set forth below (the “Term”).

2. Rights Granted. On the Economic Takeover Date, Fox was granted and for the remainder of the Term shall continue to be granted access to the Facilities for the purposes of engaging in commercial cannabis activities allowed under the Licenses (the “Operations”) and for making tenant improvements to the Facilities (the “Improvements”).

3. Improvements. Prior to making any Improvements (including any alterations, modifications, demolition, or construction) at the Facilities, Fox shall first submit all proposed plans for Improvements to DEP for written approval, which approval shall be granted or withheld in DEP’s reasonable discretion (and subject to any terms of the Leases or the Landlords).

4. Operations. During the Term, Fox (and its employees and agents) shall be granted the right to manage the Operations of the Company at the Facilities. During the Term, Fox shall fully assume all costs, obligations, liabilities, and expenditures related to the Operations at the Facilities. Additionally, during the Term, Fox shall be entitled to all monies generated by the Operations at the Facilities and shall be entitled to all monies that are received during the Term by the Company from Operations at the Facilities performed or completed prior to the start of the Term. Any profits received by the Company during the Term shall be retained by the Company in an account held by the Company for the benefit of Fox and which Fox may receive and take possession of following the Closing of the MIPA.

5. No Liens. During the Term, Fox warrants and covenants that it shall not allow, place, grant, or permit any liens or encumbrances to be placed on the Company, Licenses, and/or the Facilities.

6. Tax Audit & Offset. The Parties agree and acknowledge that DEP and/or the Company is currently in a conflict with the Nevada Department of Taxation (the “Tax Agency”) relating to a tax audit of the Company spanning the period of 2019–2021 (the “Tax Audit”). Following the Letter Date, the Company will incur costs and expenses including, without limitation, attorneys’ fees in connection with the Tax Audit (“Audit Costs”). If the Tax Audit is resolved prior to the Closing Date, the Parties expressly agree and acknowledge that the principal of the Note shall be reduced dollar-for-dollar for each dollar of tax liability assessed pursuant to the Tax Audit and for the Audit Costs up to the entire principal of the Note (e.g., $200,000), and any further amount of tax liability (and Audit Costs) that remains in excess of the principal balance of the Note shall be the sole and exclusive responsibility of the Company (to be assumed by Fox at the closing of the MIPA). If the Tax Audit is resolved after the Closing Date, then only any remaining, unpaid amount of principal of the Note shall be reduced on a dollar-for-dollar basis for each dollar of tax liability assessed pursuant to the Tax Audit and for the Audit Costs up to the entire remaining principal of the Note, and any further amount of tax liability (and Audit Costs) that remains in excess of the principal balance of the Note shall be the sole and exclusive responsibility of the Company and Fox. For sake of clarity, the only obligation that DEP shall have with respect to the Tax Audit, any tax liability, and any Audit Costs is the reduction of any principal remaining on the Note; DEP shall not have any obligation to make any payment to Fox, the Tax Agency, and/or any third party with respect to the Tax Audit, any tax liability assessed, or any outstanding Audit Costs. Notwithstanding Paragraph 1, this Paragraph 6 shall survive the Term of this Letter until the Tax Audit is deemed resolved by DEP and/or the Tax Agency.

7. Indemnification by Fox. Fox shall defend, indemnify, and hold harmless the Company and DEP, and their respective officers, managers, directors, shareholders, members, and representatives arising directly or indirectly out of or resulting in any way from or in connection with: (a) the breach of any of Fox’s representations, covenants, or warranties hereunder; (b) any grossly negligent, reckless, or intentionally wrongful act or omission by Fox or Fox’s members, employees, contractors, or agents in relation to Fox’s operation and management of the Operations at the Facilities, (c) all costs, obligations, liabilities, and expenditures incurred or resulting from Fox’s operation and management of the Operations at the Facilities, (d) any failure by Fox to comply with all Applicable Laws, rules, and regulations, (e) any taxes incurred or accruing to the Company due to Fox’s management of the Operations, (f) any failure by Fox to pay any costs, expenses, or payables when due, and (g) any other claims or losses arising under, connected to, or related to Fox’s activities at the Facilities.

8. Indemnification by DEP. DEP shall defend, indemnify, and hold harmless Fox, and its members, managers, and representatives arising directly or indirectly out of or resulting in any way from or in connection with: (a) the breach of any of DEP’s representations, covenants, or warranties hereunder; (b) any failure by DEP to comply with all Applicable Laws, rules, and regulations, (c) any failure by DEP to pay any costs, expenses, or payables when due, and (d) any grossly negligent, reckless, or intentionally wrongful act or omission by DEP.

Letter Agreement	2	DEP Nevada Inc. -w- Fox Farms LLC

9. Termination. DEP shall have the sole right to terminate the Term of this Letter (and all rights granted to Fox) if Fox (or any person under its control or at its direction): (i) engages in any acts or omissions that adversely impact, jeopardize, or threaten the continued existence or good standing of the Licenses, Company, and/or the Leases, (ii) fails to make any payments when due which arise from or are connected to the Operations, Facilities, and/or Leases, (iii) fails to make any payments when due in connection with the Improvements, (iv) allows for a lien or encumbrance to be placed or exist on the Company, Licenses, and/or Facilities, (v) the Guarantor fails to deliver the executed Fox Guaranty to DEP, or (vi) otherwise engages in acts or omissions which DEP reasonably believes frustrates the purpose of this Letter and/or the MIPA (each being a “Termination Event”), and such Termination Event continues for a period of more than thirty (30) days after receipt of written notice from DEP of such Termination Event, unless DEP reasonably believes such Termination Event is uncurable, then DEP shall have the right to terminate the Term upon forty-eight hours written notice. In the event of termination pursuant to this Paragraph 9, this Letter shall be of no further force and effect and Fox shall be relieved of any further obligation or liability for any matters set forth in this Letter including, without limitation, the liability related to tax assessments under the Tax Audit or the Tax Audit Costs.

10. No Fault Termination Sell Off Right. In the event the MIPA is terminated through no fault, act, or omission of the Buyer (and Buyer was ready, willing, and able to effectuate the MIPA but for the terminating event or cause), then following the termination of the MIPA, any sales of inventory (less any actual costs or taxes associated with selling) which existed at the Facilities as of the date of termination shall be delivered to Buyer, and any accounts receivable which exist as of the date of termination which are received later by DEP and/or the Company shall be delivered to the Buyer (less any associated taxes) (collectively, “Post Termination Receipts”). Provided however, that the Buyer shall only have the right to receive up to two hundred thousand dollars ($200,000) in Post Termination Receipts. Further provided, that DEP only has a commercially reasonable duty to sell the inventory and/or collect the accounts receivable and such duty shall only extend for six (6) months from the termination date. This Paragraph 10 is being granted as a courtesy to Buyer, and in no manner places any additional duty or obligation on DEP than what is expressly set forth in this Paragraph 11.

11. Trademark License. Contemporaneously with entering into this Letter, the Parties agree to enter into that certain trademark license agreement, in substantially the same form as Exhibit A attached hereto (the “Trademark Agreement”).

12. Conflict. If any term or provision of this Letter conflicts with any provisions or terms found in the MIPA, or to the extent that this Letter conflicts with any prior written or oral agreement or understanding between the parties concerning the economic takeover and the rights and obligations thereunder, the terms of this Letter shall control.

13. Amendment. This Letter may only be modified by a written document signed by all parties. Any oral representations or modifications concerning the subject matter set forth in this letter agreement shall be of no force and effect.

14. Miscellaneous. Article IX of the MIPA is expressly incorporated by reference hereunder and shall apply, in all respects, to the terms of this Letter.

15. Further Assurances. The parties hereby agree to execute and deliver such additional documents as may be reasonably requested in order to implement the purpose and intent of this Letter.

16. Authority. Each person signing this Letter represents and warrants that he has the proper authority and power to bind the party on whose behalf he signs to this letter agreement.

17. Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

Letter Agreement	3	DEP Nevada Inc. -w- Fox Farms LLC

Please return the countersigned Letter and the executed Guaranty at your earliest convenience to: triphoffman@bodyandmind.com. If you have any questions or concerns, please do not hesitate to reach out to me.

Sincerely,

DEP Nevada, Inc.,

a Nevada corporation

By:	/s/ Stephen ‘Trip’ Hoffman
Stephen ‘Trip’ Hoffman
President

ACKNOWLEDGED AND AGREED TO:

Fox Farms LLC
a Nevada limited liability company

By:	/s/ Alex Fox
Ivan Alexander Fox
Managing Member

Date: 1/3/2025

Letter Agreement	4	DEP Nevada Inc. -w- Fox Farms LLC

Exhibit A

Trademark License Agreement

Refer to the attached materials

Letter Agreement	5	DEP Nevada Inc. -w- Fox Farms LLC